EXHIBIT 99.1

Tanya Hoos, CPA Senior Director NYSE Regulation 11 Wall Street New York, NY 10005 T +1 212 656 5391 tanya.hoos@theice.com

January 12, 2021

Robert Cohen

Chief Executive Officer

Zomedica Corp.

100 Phoenix Drive, Ste. 180

Ann Arbor, MI 48108

Dear Mr. Cohen:

We are pleased to inform you that Zomedica Corp. (the “Company”) is back in compliance with NYSE American LLC continued listing standards set forth in Part 10 of the NYSE American Company Guide. Specifically, the Company has resolved the continued listing deficiency with respect to low selling price as described in Section 1003(f)(v) of the Company Guide referenced in the Exchange’s letter dated April 10, 2020.

The Company will be subject to NYSE Regulation’s normal continued listing monitoring. However, in accordance with the Section 1009(h) of the Company Guide, if the Company is again determined to be below any of the continued listing standards within 12 months of the date of this letter, NYSE American will examine the relationship between the two incidents of noncompliance and re-evaluate the Company’s method of financial recovery from the first incident. NYSE Regulation will then take the appropriate action, which, depending on the circumstances, may include truncating the compliance procedures described Section 1009 of the Company Guide or immediately initiating delisting proceedings. We would once again strongly advise the Company to complete a reverse stock split in order to maintain sustained compliance with respect to Section 1003(f)(v) of the Company Guide.

The below compliance (“.BC”) indicator will no longer be disseminated beginning at the opening of trading on January 13, 2021, and the Company will be removed from the list of NYSE American noncompliant issuers on the Exchange’s website.

If in the future, the Company falls below the continued listing criterion of a minimum average share price of $0.20 over a 30-day trading period, the Company’s security will be subject to immediate review.

If you have any questions, please contact Aretha Brown at 212-656-5849.

Sincerely,

cc:	Ann Cotter, Zomedica Pharmaceuticals
John Hogoboom, Lowenstein Sandler LLP
Paul Dorfman, Intercontinental Exchange | NYSE
Deoclides Machado, NYSE Regulation
Aretha Brown, NYSE Regulation

An Intercontinental Exchange Company